Exhibit 10.02

SHERRARD, GERMAN & KELLY SECONDMENT ENGAGEMENT LETTER

November 6, 2015

Mr. Francis J. Kramer Chairman of the Board & CEO II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, PA 16056-9499	Walter R. Bashaw II Sherrard, German & Kelly, P.C. Suite 300 610 Smithfield Street Pittsburgh, PA 15222

Re:	Terms of Engagement for Secondment of Walter R. Bashaw II as Interim General Counsel for II-VI Incorporated

Gentlemen:

This letter sets forth the terms pursuant to which Walter R. Bashaw II (“Mr. Bashaw”) will be seconded to II-VI Incorporated (“II-VI”) as Interim General Counsel of II-VI commencing effective December 1, 2015 (the “Effective Date”), for up to two years while continuing some limited duties as a lawyer in the private practice of law at, and Managing Shareholder and Director of, Sherrard, German & Kelly, P.C. (“SGK”).  Pursuant to Pennsylvania Rule of Professional Conduct 1.8(a), II-VI is advised that it should seek the advice of independent legal counsel not affiliated with SGK with regard to the terms of the secondment arrangement set forth herein.  By signing below, II-VI agrees to the terms set forth herein and acknowledges that it has obtained independent counsel to advise it on such terms.

Scope of Services:  Mr. Bashaw’s primary task as Interim General Counsel shall be to establish an in-house office of general counsel within II-VI’s corporate environment and to help II-VI find and hire a permanent General Counsel.  In addition, as Interim General Counsel, Mr. Bashaw will also handle the typical day-to-day affairs of a public company’s general counsel office, such as deciding which matters to handle in-house and which matters to assign to outside counsel, selection of appropriate outside counsel for such matters, management of outside counsel, management of all other attorneys currently employed by II-VI and such other matters of a legal nature as may be required by II-VI.  Mr. Bashaw acknowledges that, as Interim General Counsel, he is a fiduciary of II-VI.

It is expected that Mr. Bashaw will usually spend four (4) days a week at II-VI’s offices and one day a week at the offices of SGK.  This arrangement may be adjusted from time to time as may be agreed upon by the parties hereto.  To the extent that Mr. Bashaw engages in the practice of law for other SGK clients or engages in the administration of SGK (collectively, the “SGK Services”), he shall avoid using II-VI’s servers for any such purpose (including the Company’s email and voicemail) but will, instead, make other appropriate arrangements so as to avoid the comingling of data associated with SGK Services on the servers and other devices (such as computers, laptop computers, tablet computers and smart phones) belonging to or used on behalf of II-VI.  Mr. Bashaw may keep as a convenience a limited number of physical files related to the SGK Services in a separately locked cabinet in or near his office at II-VI (to which only he and his assistant shall have a key), but it is expected that the volume of such physical files shall be kept to a bare minimum.

Fees & Costs:  In exchange for Mr. Bashaw’s services under this secondment arrangement, for the period described under “Term” below II-VI will pay SGK (a) thirty three thousand three hundred thirty three dollars and thirty three cents ($33,333.33) per month in cash (the “Base Monthly Fee”) and (b) ten thousand dollars ($10,000.00) per month in cash subject to the achievement of performance objectives to be mutually agreed (the “Performance Monthly Fee” and together with the Base Monthly Fee, the “Monthly Secondment Fee”). On or about the first anniversary of the Effective Date, the amount of the Monthly Secondment Fee may be adjusted as SGK and II-VI may agree.  SGK acknowledges that, in exchange for his services, Client is also granting Mr. Bashaw equity in II-VI pursuant to separate agreements containing such terms as they shall mutually agree.

The reasonably incurred costs and expenses associated with Mr. Bashaw’s services as Interim General Counsel shall be borne by II-VI including, (i) approved travel expenses and (ii) mileage expenses at the applicable federal rate per mile to and from Mr. Bashaw’s home and II-VI’s offices in Saxonburg on the days he travels there, and payable either directly by II-VI to Mr. Bashaw or advanced by SGK (and billed through to II-VI) as determined by II-VI and SGK.

Nothing herein contained or implied shall at any time be so construed as to create the relationship of employee and employer between II-VI and Mr. Bashaw or the relationship of a partnership or joint venture between II-VI and SGK.  In light of that relationship the parties agree that Mr. Bashaw will not be an employee of II-VI for employee benefit, withholding of income taxes and employment tax purposes. Payment to SGK of the Monthly Secondment Fee constitutes the sole compensation to SGK for services rendered hereunder by Mr. Bashaw as Interim General Counsel. SGK shall be responsible for payment of any applicable taxes on the Monthly Secondment Fee.

The secondment arrangement described in this letter is separate and apart from any and all other matters assigned to other SGK professionals at present (or in the future).  Such other matters shall continue to be billed to and paid by II-VI in the manner in which such matters have been billed and paid in the past, with the exception that none of Mr. Bashaw’s time on such matters shall, from the Effective Date, be included in the computation of invoices for such services.  All services by Mr. Bashaw for II-VI shall be deemed covered by the secondment arrangement described in this letter.

Term:  This secondment arrangement shall terminate on the second anniversary of the Effective Date or at such earlier time as the permanent general counsel hired by II-VI has completed the transition allowing him or her to take over the positions of II-VI’s permanent General Counsel.  Notwithstanding the foregoing sentence, this secondment arrangement may be terminated by II-VI at any time for any reason. In the event of such termination II-VI shall have no obligation to make any further payments to SGK except for any unpaid portion of the Monthly Secondment Fee that relates to the period prior to termination.  II-VI consents to Mr. Bashaw and SGK deferring or ceasing work on II-VI’s behalf and to the withdrawal of Mr.

Bashaw as Interim General Counsel and SGK withdrawing from any other matter in which it represents II-VI, if payment is not received within 60 days of the invoice date or if II-VI’s conduct causes SGK or Mr. Bashaw to conclude that they should withdraw as counsel under any circumstance permitted or required by the Rules of Professional Conduct.

Bills:  Invoices for services will be sent to II-VI in the form of a monthly invoice consistent with past practices and shall be payable within 30 days of II-VI’s receipt of the invoice.

Conflicts of Interest:  We have commenced a check for possible conflicts of interest and have not discovered any matters which we believe would raise a conflict of interest except for the matters described below:

1.

Every counterparty with whom Mr. Bashaw and the other employee attorneys of II-VI deal will be identified and added to the SGK conflicts system as an adverse party to II-VI in a supplemental conflict of interest check.  A potential conflict hit will have to be resolved by waivers or by the retention of other counsel to represent II-VI on that particular matter.

2.

Because of his continuing association with SGK as well as receiving some share of the revenue paid by II-VI to SGK, II-VI recognizes and waives the personal conflict of interest raised by Mr. Bashaw representation of II-VI’s interests with regard to such issues as:

(i)	deciding which legal matters of II-VI will be assigned to SGK;

(ii)	reviewing whether the legal work performed by SGK for II-VI is satisfactory;

(iii)	approval of increases in SGK’s hourly rates charged to II-VI;

(iv)	consideration of alternative fee arrangements between II-VI and SGK; and

(v)	the review and payment of SGK’s invoices to II-VI (to name a few).

In order to manage and minimize the foregoing potential personal conflicts of interest, final decisions on the items described in parts (iii), (iv) and (v) above shall be made by II-VI’s Chief Executive Officer, President and Chief Operating Officer or Chief Financial Officer (collectively, the “II-VI Officers”): with such input from Mr. Bashaw as any of the II-VI Officers shall deem appropriate.  Mr. Bashaw shall have primary authority to decide and evaluate items described in parts (i) and (ii) above but shall also regularly report on such decisions and evaluations (and the reasons therefor) to the President and Chief Operating Officer and such other persons as the Chief Executive Officer of II‑VI shall direct.

Mr. Bashaw and SGK shall cooperate with any reasonable procedures established by II-VI to allow an independent director, senior officer and/or II-VI’s outside auditor or attorney (other than SGK) the ability to review the foregoing tasks from time to time so as to confirm that Mr. Bashaw has not taken unfair advantage of his powers with regard to the assignment and monitoring of outside counsel to benefit unfairly or improperly himself or SGK at the expense of II-VI.

Corporate Officer Indemnification and Insurance:  II-VI agrees that it shall enter into an indemnification agreement (consistent with the terms of Exhibit A hereto) which indemnifies Mr. Bashaw and SGK (to the extent a claim is made against SGK on account of services rendered to II-VI by Mr. Bashaw in his capacity as Interim General Counsel) as though he was a full-time corporate officer of II-VI.  In addition, II-VI agrees that it shall take all steps necessary to add Mr. Bashaw as an additional insured on all liability insurance provided to directors, officers and employees of II-VI (including directors & officers liability insurance, employment practices liability insurance, management liability insurance and the like) through an appropriate endorsement or rider on such policies, and II-VI shall also arrange to obtain insurance to cover any alleged professional malpractice of Mr. Bashaw for his services as Interim General Counsel.

Legal Fees.  Each of SGK and II-VI shall be responsible for one-half of the fees and costs charged by Saul Ewing LP in connection with its services through the Effective Date in representing Mr. Bashaw in establishing the relationship of Interim General Counsel to II-VI, payable within 15 days of the Effective Date.

If you are aware of any facts which may give rise to a conflict of interest, please contact us immediately.

Sincerely,

Sherrard, German & Kelly, P.C.

/s/ Eric C. Springer

By: Eric C. Springer

Vice President

Read and accepted this 6th day of November, 2015 II-VI Incorporated By:/s/ Francis J. Kramer Print Name: Francis J. Kramer Print Title: Chairman of the Board & CEO	Read and accepted this 6th day of November, 2015 By:/s/ Walter R. Bashaw II Walter R. Bashaw II